Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Below is a list of subsidiaries of Biotech Products Services and Research, Inc. (the “Company”), all of which are wholly-owned by the Company, other than noted by an asterisk*.

Subsidiary Name:		Date of Formation:	State of Formation:
1.	ANU Life Sciences, Inc.	8/4/16	FL
2.	BD Source and Distribution Corp.	7/23/15	FL
3.	Beyond Cells Corp.	7/22/15	FL
4.	Ethan New York, Inc.	8/10/15	NY
5.	General Surgical Florida, Inc.	1/15/16	FL
6.	Mint Organics, Inc.*	2/28/17	FL
7.	Mint Organics Florida, Inc.*	2/28/17	FL

* Mint Organics and Mint Organics Florida have issued minority non-voting equity interests.